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As filed with the Securities and Exchange Commission on October 19, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DOUBLE HULL TANKERS, INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

26 New Street
St. Helier, Jersey JE23RA
Channel Islands
(Address of Principal Executive Offices)

2005 Incentive Compensation Plan
Full Title of Plans)

Ole Jacob Diesen
Chief Executive Officer
Double Hull Tankers, Inc.
26 New Street, St. Helier, Jersey JE23RA
Channel Islands
+44 (0) 1534 639759
 (Name, address and telephone number, including area code, of agent for service)

Copies to:
John T. Gaffney, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

CALCULATION OF REGISTRATION FEE CHART

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $.01 per share	300,000	$12.00	$3,600,000	$423.72

(1)
Based on the maximum number of shares of Double Hull Tankers, Inc. Common Stock as to which equity-based compensation may be granted under the 2005 Incentive Compensation Plan.

(2)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 based on the initial public offering price of our Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

        All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

Item 2.    Registrant Information and Employee Plan Annual Information

        All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

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Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents previously filed with the Securities and Exchange Commission (the "Commission") by Double Hull Tankers, Inc. (the "Corporation") are incorporated by reference herein and shall be deemed a part hereof: (1) the Corporation's Registration Statement on Form F-1 filed with the Commission on September 21, 2005, as amended (Registration 333-128640), and (2) all other reports filed by the Corporation pursuant to Section 13(a) or 15(d) of the Exchange Act since October 12th, 2005.

        All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        The validity of the Double Hull Tankers, Inc. Common Stock, par value $.01 per share, offered hereby has been passed upon by Dennis Reeder, special Marshall Islands counsel to the Corporation.

Item 6.    Indemnification of Directors and Officers.

        Marshall Islands law provides that with respect to legal actions against a person because that person is or was a director or officer of a corporation, that corporation (i) must indemnify that person for expenses of litigation when that person is successful on the merits; (ii) may indemnify that person for expenses, judgments, fines and amounts paid in settlement of litigation (other than in an action by or in right of the corporation), even if that person is not successful on the merits, if that person acted in good faith and in a manner that that person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceedings, had no reason to believe that conduct was unlawful); and (iii) may indemnify such person for the expenses of a suit by or in the interest of the corporation, even if such person is not successful on the merits, if such person acted in good faith and in a manner which that person reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification may be made if such person has been found to be liable of negligence or misconduct in the performance of his duties to the corporation unless the court in which the action was brought determines that, despite the finding of liability, that person is fairly and reasonably entitled to indemnity for such expenses. The advancement of litigation expenses to a director or officer is also authorized upon receipt by the board of directors of an undertaking to repay such amounts if it is ultimately determined that that person is not entitled to indemnification. Our articles of incorporation and by-laws limit personal liability of directors and officers to the fullest extent permitted by Marshall Islands law. In addition, we have entered into an agreement with each of our chief executive officer and chief financial officer whereby we have agreed to indemnify them substantially in accordance with the indemnification provisions related to our officers and directors in our bylaws. In addition, the Corporation maintains directors' and officers' liability insurance policies.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

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Item 8.    Exhibits.

Exhibit Number	Description
5.1	Opinion of Dennis Reeder, regarding the legality of the securities being issued.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Dennis Reeder (included in Exhibit 5.1)

Item 9.    Undertakings.

          (a)   The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (A)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (B)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

              (C)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York in the State of New York, on the 19th day of October, 2005.

Double Hull Tankers, Inc.
By:	/s/ OLE JACOB DIESEN Name: Ole Jacob Diesen Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ OLE JACOB DIESEN Ole Jacob Diesen	Chief Executive Officer	October 19, 2005
/s/ EIRIK UBøE Eirik Ubøe	Chief Financial Officer	October 19, 2005
/s/ ERIK LIND Erik Lind	Chairman of the Board	October 19, 2005
/s/ RANDEE DAY Randee Day	Director	October 19, 2005
/s/ ROLF WIKBORG Rolf Wikborg	Director	October 19, 2005

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EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Dennis Reeder, regarding the legality of the securities being issued.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Dennis Reeder (included in Exhibit 5.1)

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Part II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX